Exhibit 99.1

Red River Bancshares, Inc. Mourns Death of
Longtime Board Member Barry D. Hines

ALEXANDRIA, La., Dec. 28, 2021 (GLOBE NEWSWIRE) – It is with great sadness that we announce the passing of Barry D. Hines, director of Red River Bank and its parent company, Red River Bancshares, Inc. (Nasdaq: RRBI). Mr. Hines passed away on Sunday, December 26, 2021, in Alexandria, Louisiana, surrounded by his family.

“Barry was one of our organizing directors, embracing the vision of Red River Bank since it started in 1999. His experience in public finance and health care provided valuable insight and guidance to management and the board. Barry made a tremendous contribution to our company, and his wit, wisdom, counsel, and love of life will be greatly missed,” said Blake Chatelain, president and CEO of Red River Bancshares, Inc. and Red River Bank. “The Red River Bank family extends our heartfelt sympathies to Barry’s family and friends,” said Mr. Chatelain.

About Red River Bancshares, Inc.
Red River Bancshares, Inc. is the bank holding company for Red River Bank, a Louisiana state-chartered bank established in 1999 that provides a fully integrated suite of banking products and services tailored to the needs of our commercial and retail customers. Red River Bank operates from a network of 26 banking centers throughout Louisiana and two combined loan and deposit production offices, one each in Lafayette, Louisiana and New Orleans, Louisiana. Banking centers are located in the following Louisiana markets: Central, which includes the Alexandria metropolitan statistical area (“MSA”); Northwest, which includes the Shreveport-Bossier City MSA; Capital, which includes the Baton Rouge MSA; Southwest, which includes the Lake Charles MSA; and the Northshore, which includes Covington.

Contact:
Julia Callis
Vice President, Corporate Counsel & Investor Relations Officer
318-561-4042
julia.callis@redriverbank.net

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